Exhibit 99.1


             FIRST KEYSTONE ANNOUNCES 3.87% INCREASE
                  IN 2012 YEAR-TO-DATE EARNINGS

Berwick, Pennsylvania - July 31, 2012 - First Keystone Corporation (OTC BB: FKYS), parent company of First Keystone Community Bank, reported net income of $5,234,000 for the first half of the year ending June 30, 2012, as compared to $5,039,000 for the first half of 2011, an increase of 3.87%. Earnings per share for the six months ending June 30, 2012 increased 3.4% to $.96 over the same period in 2011. Profitability in the first half of the year was positively impacted by strong demand for residential mortgage refinancing, as the gain on sale of loans to the secondary market increased by $312,000 to $406,000. In addition, the Bank recorded gains on investment securities and used the cash generated to prepay long term borrowings from the Federal Home Loan Bank.

The annualized return on assets and return on equity were 1.26% and 10.78%, respectively for the six months ending June 30, 2012.

President and Chief Executive Officer Matthew P. Prosseda reported, "In the past week, we have closed on our acquisition of a property in Shickshinny, PA. It will be the site of our 17th full service office. We are excited to become a stronger partner with the greater Shickshinny community."

Total assets were $806,208,000 as of June 30, 2012, essentially the same as June 30, 2011. Non interest bearing deposits increased to $85,172,000 as of the end of the second quarter of 2012. Net loans increased by 1.5% to $413,814,000 at June 30, 2012. Demand for all types of loans continues to be soft, even in the face of historically low interest rates.

Cash dividends paid for the first half of 2012 were $.50 per share, up from $.48 per share or 4.2%, from the first half of 2011.

First Keystone Community Bank, an independently owned community bank providing banking and trust services since 1864, presently operates 16 full service offices in Columbia (5), Luzerne (6), Monroe (4), and Montour (1) Counties

Inquiries regarding the purchase of the Corporation's stock may be made through the following brokers: RBC Dain Rauscher, 800.223.4207; Janney Montgomery Scott, Inc., 800.526.6397;
Boenning & Scattergood, Inc., 800.883.8383; and Stifel Nicolaus &
Co. Inc., 800.223.6807.

Note: This press release may contain forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions; and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact
Matthew P. Prosseda at 570.752.3671.





                               -5-